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                             EMPLOYMENT AGREEMENT

         Employment Agreement ("Agreement") made and entered into as of January 1, 1997 by and between BNN Corporation, a Nevada corporation which will be reincorporated in Delaware under the name of Kaleidoscope Media Group, Inc., (the "Company"), and Henry Siegel (the "Executive").

         The Executive is being employed by the Company as an executive officer. The parties desire to enter into an employment agreement and to set forth herein the terms and conditions of the Executive's continued employment by the Company and its subsidiaries.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and the mutual benefits to be derived herefrom, the Company and the Executive agree as follows:

         1.       Employment.

                  a. Duties. The Company shall employ the Executive, on the terms set forth in this Agreement, as its Chairman of the Board of Directors and Chief Executive Officer. The Executive accepts such employment with the Company and shall perform and fulfill such duties as are assigned to him hereunder consistent with his status as a senior executive of the Company, devoting his best efforts and entire professional time and attention to the performance and fulfillment of his duties and to the advancement of the interests of the Company, subject only to the direction, approval, control and directives of the Company's Board of Directors (the "Board"). Nothing contained herein shall be construed, however, to prevent the Executive from trading in or managing, for his own account and benefit, in stocks, bonds, securities, real estate, commodities or other forms of investments (subject to law and Company policy with respect to trading in Company securities). Without any additional consideration, Executive shall also serve as the Chairman of the Board of Directors and Chief Executive Officer of any or all subsidiaries of the Company. Unless otherwise indicated by the context, the term "Company" shall include the Company and all its subsidiaries.

                  b. Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company's principal place of business in the New York, New York, except when required for travel on Company business.

                  c. Nomination as Director. The Company agrees that it will nominate the Executive as a member of the Board of Directors each year during the term of this Agreement and will use its best efforts to ensure that the Executive is elected to the Board of Directors.

         2. Term. The Executive's employment under this Agreement shall commence as of January 1, 1997 (the "Commencement Date") and shall, unless sooner terminated in accordance with the provisions hereof, continue uninterrupted until December 31, 1999 ("Term"). As used herein "Year" shall refer to a twelve month period ending December 31st. Unless notice of



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nonrenewal is given by either party at least sixty (60) days prior to the end of the Term or prior to the end of any Year thereafter, the Term of this Agreement shall be automatically extended for an additional period of one year.

         3.       Compensation.

                  a. Base Salary. During each Year of the Term, the Executive shall be entitled to receive an annual salary (the "Base Salary") of three hundred fifty thousand Dollars ($350,000) in installments at such times as the Company customarily pays its other executive officers (but in any event not less often than monthly). For each Year thereafter, the Company shall increase the Base Salary by an amount to be determined by the Board of Directors.

                  b. Bonus. The Board of Directors may at its sole discretion grant bonuses to the Executive.

                  c. Health Insurance and Other Benefits. During the Term, the Executive shall be entitled to all employee benefits generally offered by the Company to its executive officers and key management employees, including, without limitation, all pension, profit sharing, retirement, stock option, salary continuation, deferred compensation, disability insurance, hospitalization insurance, major medical insurance, medical reimbursement, survivor income, life insurance or any other benefit plan or arrangement established and maintained by the Company, subject to the rules and regulations then in effect regarding participation therein.

                  d. Keyman Insurance. The Company will obtain keyman life insurance upon the life of the Executive. In amounts to be determined from time to time by Executive and the Company.

         4. Reimbursement of Expenses. The Executive shall be reimbursed for all items of travel, entertainment and miscellaneous expenses that the Executive reasonably incurs in connection with the performance of his duties hereunder, provided the Executive submits to the Company such statements and other evidence supporting said expenses as the Company may reasonably require.

         5. Automobile Allowance. The Executive shall be reimbursed for the expenses of owning or leasing an automobile suitable for his position and consistent with Company practices, including the expenses of operating, insuring and parking such automobile, provided the Executive submits to the Company such statements and other evidence supporting such expenses as the Company may require.

         6. Vacation. The Executive shall be entitled to not less than four
(4) weeks of vacation in any calendar year.





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         7.       Termination of Employment.

                  a. Death or Total Disability. In the event of the death of the Executive during the Term, this Agreement shall terminate as of the date of the Executive's death. In the event of the Total Disability (as that term is defined below) of the Executive for sixty (60) days in the aggregate during any consecutive nine (9) month period during the Term, the Company shall have the right to terminate this Agreement by giving the Executive thirty (30) days' prior written notice thereof, and upon the expiration of such thirty
(30) day period, the Executive's employment under this Agreement shall terminate. If the Executive shall resume his duties within thirty (30) days after receipt of such a notice of termination and continue to perform such duties for four (4) consecutive weeks thereafter, this Agreement shall continue in full force and effect, without any reduction in Base Salary and other benefits, and the notice of termination shall be considered null and void and of no effect. Upon termination of this Agreement under this Paragraph 7(a), the Company shall have no further obligations or liabilities under this Agreement, except to pay to the Executive's estate or the Executive, as the case may be, (i) the portion, if any, that remains unpaid of the Base Salary for the Year in which termination occurred, but in no event less than six (6) months' Base Salary; and (ii) the amount of any expenses reimbursable in accordance with Paragraph 4 above, and any automobile allowance due under Paragraph 5 above; and (iii) any amounts due under any Company benefit, welfare or pension plan. Except as otherwise provided by their terms, any stock options not vested at the time of the termination of this Agreement under this Paragraph 7(a) shall immediately become fully vested.

                            The term "Total Disability," as used herein, shall
mean a mental or physical condition which in the reasonable opinion of an independent medical doctor selected by the Company renders the Executive unable or incompetent to carry out the material duties and responsibilities of the Executive under this Agreement at the time the disabling condition was incurred. In the event the Executive disagrees with such opinion, the Executive may, at his sole expense, select an independent medical doctor and, in the event that doctor disagrees with the opinion of the doctor selected by the Company, they shall select a third independent medical doctor, and the three doctors shall, by majority vote, determine whether the employee has suffered Total Disability. The expense of the third doctor shall be shared equally by the Company and the Executive. Notwithstanding the foregoing, if the Executive is covered under any policy of disability insurance under Paragraph 3(c) above, under no circumstances shall the definition of Total Disability be different from the definition of that term in such policy.

                  b. Discharge for Cause. The Company may discharge the Executive for "Cause" upon notice and thereby immediately terminate his employment under this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment if the Executive, in the reasonable judgment of the Company, (i) materially breaches any of his agreements, duties or obligations under this Agreement and has not cured such breach or commenced in good faith to correct such breach within thirty (30) days after notice; (ii) embezzles or converts to his own use any funds of the Company or any client or customer of the Company; (iii) converts to his own use or unreasonably destroys, intentionally, any property of



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the Company, without the Company's consent; (iv) is convicted of a crime; (v)
is adjudicated an incompetent; or (vi) is habitually intoxicated or is diagnosed by an independent medical doctor to be addicted to a controlled substance (any disagreement of Executive shall be resolved using the procedure provided in Paragraph 7(a) above).

                  c. Termination by Executive. Executive may terminate this Agreement for the failure by the Company to comply with the material provisions of this Agreement which failure is not cured within thirty (30) days after notice ("Good Reason").

                  d. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, not shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of his employment by another employer.

         8.       Restrictive Covenant.

                  a. Competition. As used herein "Company Project" shall mean any project which the Company is actively pursuing or actively considering while the Executive was employed by the Company. The Executive undertakes and agrees that during the term of this Agreement and for a period of two years after the date of termination or expiration of this Agreement he will not compete, directly or indirectly, with respect to a Company Project or participate as a director, officer, employee, agent, consultant, representative or otherwise, or as a stockholder, partner or joint venturer, or have any direct or indirect financial interest, including, without limitation, the interest of a creditor, in any business competing with respect to a Company Project. Executive acknowledges that such prospects represent a corporate opportunity or are the property of the Company and Executive should have no rights with respect to such properties on projects. Executive further undertakes and agrees that during the term of the Agreement and for a period of one year after the date of termination or expiration of this Agreement he will not, directly or indirectly employ, cause to be employed, or solicit for employment any of Company's or its subsidiaries' employees.

                  b. Scope of Covenant. Should the duration, geographical area or range or proscribed activities contained in Paragraph 8(a) above be held unreasonable by any court of competent jurisdiction, then such duration, geographical area or range of proscribed activities shall be modified to such degree as to make it or them reasonable and enforceable.

                  c.       Non-Disclosure of Information.

                            (1) The Executive shall (i) never, directly or
indirectly, disclose to any person or entity for any reason, or use for his own personal benefit, any "Confidential Information" (as hereinafter defined) either during his employment with the Company or following termination of that employment for any reason (ii) at all times take all precautions necessary to protect from loss or disclosure by him of any and all documents or other information containing,



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referring or relating to such Confidential Information, and (iii) upon termination of his employment with the Company for any reason, the Executive shall promptly return to the Company any and all documents or other tangible property containing, referring or relating to such Confidential Information, whether prepared by him or others.

                            (2) Notwithstanding any provision to the contrary
in this Paragraph 8(c), this paragraph shall not apply to information which the Executive is called upon by legal process regular on its face (including, without limitation, by subpoena or discovery requirement) to disclose or to information which has become part of the public domain or is otherwise publicly disclosed through no fault or action of the Executive.

                            (3) For purposes of this Agreement, "Confidential
Information" means any information relating in any way to the business of the Company disclosed to or known to the Executive as a consequence of, result of, or through the Executive's employment by the Company which consists of technical and nontechnical information about the Company's products, processes, computer programs, concepts, forms, business methods, data, any and all financial and accounting data, marketing, customers, customer lists, and services and information corresponding thereto acquired by the Executive during the term of the Executive's employment by the Company. Confidential Information shall not include any of such items which are published or are otherwise part of the public domain, or freely available from trade sources or otherwise.

                            (4) Upon termination of this Agreement for any
reason, the Executive shall turn over to the Company all tangible property then in the Executive's possession or custody which belongs or relates to the Company. The Executive shall not retain any copies or reproductions of computer programs, correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents which constitute Confidential Information.

         9.       Arbitration

                  (a) Any and all other disputes, controversies and claims arising out of or relating to this Agreement, or with respect to the interpretation of this Agreement, or the rights or obligations of the parties and their successors and permitted assigns, whether by operation of law or otherwise, shall be settled and determed by arbitration in New York City, New York pursuant to the then existing rules of the American Arbitration Association ("AAA") for commercial arbitration.

                  (b) In the event that the Executive disputes a determination that Cause exists for terminating his employment hereunder pursuant to paragraph 7(b), or the Company disputes the determination that Good Reason exists for the Executive's termination of this Agreement pursuant to paragraph 7(c), either party disputing this determination shall serve the other with written notice of such dispute ("Dispute Notice") within thirty (30) days after the date the Executive is terminated for Cause or the date the Executive terminates this Agreement for Good Reason. Within fifteen (15) days thereafter, the Executive or the Company, as the case may be, shall, in



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accordance with the Rules of the AAA, file a petition with the AAA for arbitration of the dispute, the costs thereof to be shared equally by the Executive and the Company unless an order of the AAA provides otherwise. If the Executive serves a Dispute Notice upon the Company, an amount equal to the portion of the Base Salary Executive would be entitled to receive hereunder shall be placed by the Company in an interest-bearing escrow account mutually agreeable to the parties or the Company shall deliver an irrevocable letter of credit for such amount plus interest containing terms mutually agreeable to the parties. If the AAA determines that Cause existed for the termination, the escrowed funds and accrued interest shall be paid to the Company. However, in the event the AAA determines that the Executive was terminated without Cause or that Executive resigned for Good Reason, the escrowed funds and accrued interest shall be paid to the Executive.

                  (c) Any proceeding referred to in paragraph 9(a) or (b) shall also determine Executive's entitlement to legal fees as well as all other disputes between the parties relating to Executive's employment.

                  (d) The parties covenant and agree that the decision of the AAA shall be final and binding and hereby waive their right to appeal therefrom.

         10. Indemnity. The Company shall indemnify and hold executive harmless from all liability to the full extent permitted by the laws of its state of incorporation.

         11.      Miscellaneous.

                  a. Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and shall either be hand-delivered to the other party or mailed to the addresses set forth below by registered or certified mail, return receipt requested or sent by overnight express mail or courier or facsimile to such address, if a party has a facsimile machine. Notice shall be deemed to have been given and received when so hand-delivered or after three (3) business days when so deposited in the U.S. Mail, or when transmitted and received by facsimile or sent by express mail properly addressed to the other party. The addresses are:

         To the Company:

                  BNN Corporation
                  345 Park Avenue South
                  New York, New York 10010
                  Facsimile No.: (212) 685-0797 Attn: President


         To the Executive:

                  Henry Siegel
                  38 Shinglehouse Road
                  Millwood, New York 10546



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The foregoing addresses may be changed at any time by notice given in the manner herein provided.

                  b. Integration; Modification. This Agreement constitutes the entire understanding and agreement between the Company and the Executive regarding its subject matter and supersedes all prior negotiations and agreements, whether oral or written, between them with respect to its subject matter. This Agreement may not be modified except by a written agreement signed by the Executive and a duly authorized officer of the Company.

                  c. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

                  d. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, including and their respective heirs, executors, successors and assigns, except that this Agreement may not be assigned by the Executive.

                  e. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one (1) or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof with respect to other future breaches.

                  f. Governing Law. This Agreement shall be governed by the internal laws of the State of New York.

                  g. Headings. The headings of the various sections and paragraphs have been included herein for convenience only and shall not be considered in interpreting this Agreement.

                  h. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  i. Due Authorization. The Company represents that all corporate action required to authorize the execution, delivery and performance of this Agreement has been duly taken.





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         IN WITNESS WHEREOF, this Agreement has been executed by the Executive and, on behalf of the Company, by its duly authorized officer on the day and year first above written.


                               BNN CORPORATION


                               By:          /s/ Paul Siegel
                                    --------------------------------------
                                    Paul Siegel, Executive Officer


                                            /s/ Henry Siegel
                                    --------------------------------------
                                    Henry Siegel, Executive